Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
UL Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(h)	20,000,000(2)	$28.00(4)	$560,000,000.00	0.00014760	$82,656.00

	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(h)	5,000,000(3)	$23.80(5)	$119,000,000.00	0.00014760	$17,564.40
(1)This registration statement on Form S-8 (the “Registration Statement”) covers (i) 20,000,000 shares of Class A common stock of UL Solutions Inc. (the “Registrant”) issuable pursuant to the UL Solutions Inc. Long-Term Incentive Plan (the “2020 LTIP”) and the UL Solutions Inc. 2024 Long-Term Incentive Plan (the “2024 LTIP”), (ii) 5,000,000 shares Class A common stock of the Registrant issuable pursuant to the UL Solutions Inc. Employee Stock Purchase Plan (the “ESPP,” and together with the 2020 LTIP and the 2024 LTIP, the “Plans”), and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of common stock that may become issuable under the terms of the Plans by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A common stock. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the shares of Class A common stock registered under this Registration Statement all shares of common stock are combined by a reverse share split into a lesser number of shares of Class A common stock, the number of undistributed shares of Class A common stock covered by this Registration Statement shall be proportionately reduced.
(2)Represents shares of Class A common stock issuable under the 2020 LTIP and 2024 LTIP. To the extent that any awards outstanding under the 2020 LTIP or 2024 LTIP are forfeited, are cancelled, are settled in cash in lieu of shares, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2020 LTIP and 2024 LTIP, respectively.
(3)Represents shares of Class A common stock issuable under the ESPP.
(4)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $28.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated April 11, 2024 relating to the Registrant’s initial public offering.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $28.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated April 11, 2024 relating to its initial public offering. Pursuant to the ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.
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